Exhibit 99.1

The Middleton Doll Company Reports Second Quarter Results

    PEWAUKEE, Wis.--(BUSINESS WIRE)--Aug. 5, 2005--The Middleton Doll Company (OTCBB:DOLL) today reported a consolidated net loss of $1,167,281 or $0.31 per diluted share for the second quarter of 2005, compared to a consolidated net loss of $852,439 or $0.23 per diluted share for the second quarter of the prior year. The company's consumer products segment reported a net loss of $1,253,923 for the second quarter of 2005 and the financial services segment reported a profit of $86,642.
    For the first six months of 2005, the company reported a consolidated net loss of $1,520,236 or $0.41 per diluted share, compared to a consolidated net loss of $1,573,375 or $0.42 per diluted share for the first half of 2004. The consumer products segment reported a loss of $2,254,102 and the financial services segment reported a profit of $733,866 for the first six months of 2005.
    "The results for the second quarter of 2005 include non-recurring expenses of approximately $340,000 in our consumer products segment. These expenses primarily relate to remaining lease payments on our former warehouse in Columbus, Ohio, following the consolidation of these operations into our existing facility in Belpre, Ohio. Excluding the one-time expenses, we achieved increased profit margins on relatively flat sales in the second quarter. The improvement is due to increased efficiencies resulting from the transfer of our collectible doll production to China," said George R. Schonath, president and chief executive officer of The Middleton Doll Company.
    "We are continuing to expand our Newborn Nursery(R) boutiques within selected Saks Department Store locations, and plan to add 14 new boutiques by the end of the year. Currently, there are 15 Newborn Nursery boutiques at Saks Department Store locations and five at Belk, Inc. stores. The new boutiques will increase our number of Newborn Nursery locations to 34," said Schonath.
    "In July 2005, we introduced our new Breathing Too(TM) babies. In addition to their huggable bodies and lifelike skin and hair, these babies also have a breathing mechanism that creates gentle movements of the chest and arms. These most real of all our Breath of Life(TM) baby dolls have been extremely well received by consumers and by dealers at recent gift shows," said Schonath.
    "We continue to believe our future growth will come from increased sales at our Lee Middleton Original Dolls Newborn Nursery boutiques and from new products such as Breathing Too. We have put a new management team in place at Lee Middleton to facilitate this growth," added Schonath.
    The company continues to carry out its plan to convert loans and leased properties in the financial services segment into cash to reduce outstanding debt so that it can redeem its $16.9 million of preferred stock before July 2008.
    On August 2, 2005, George Schonath, age 64, announced to the Board of Directors that he plans to retire from the company effective December 31, 2005. Schonath had previously alluded to his probable retirement at the company's annual meeting in May. The Board will appoint a successor to Schonath prior to his retirement.

    The Middleton Doll Company operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of clocks and home decor products that are sold to major national retailers. The company's financial services subsidiary is a real estate investment trust
(REIT).

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Significant risks and uncertainties include, but are not limited to, (i) the continuing effect of adverse economic conditions,
(ii) the effect of increasing competition in the collectible doll market and (iii) the effect of not reaching the Company's goal to expand to 100 boutiques over a three-year period. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

    The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com


                      The Middleton Doll Company
                             (OTCBB:DOLL)
                              (Unaudited)

                       Three months ended          Six months ended
                       ------------------          ----------------
                             June 30,                  June 30,
                             --------                  --------
                       2005         2004         2005         2004
                       ----         ----         ----         ----
STATEMENTS OF
 OPERATIONS BY
 SEGMENT
--------------

Consumer Products:

Net sales          $ 2,581,213  $ 2,610,545  $ 5,349,550  $ 5,283,891
Cost of sales        1,607,753    2,015,666    3,216,197    3,672,921
                    -----------  -----------  -----------  -----------
  Gross profit         973,460      594,879    2,133,353    1,610,970
Other expenses
 (income):
  Operating
   expenses          2,045,312    1,580,226    4,029,981    3,385,285
  Interest/rental
   expense to
   parent              245,546      196,162      459,727      382,110
  Management fees
   to parent                 -            -            -      114,000
  Forgiveness of
   management fees
   to parent                 -     (114,000)           -     (114,000)
  Other expense
   (income)            (63,475)      (6,927)    (102,253)     (89,660)
  Minority
   interest in
   earnings of
   subsidiary                -      (10,444)           -      (20,452)
                   ------------  ----------- ------------  -----------
    Total other
     expenses        2,227,383    1,645,017    4,387,455    3,657,283

Net loss           $(1,253,923) $(1,050,138) $(2,254,102) $(2,046,313)
                    ===========  ===========  ===========  ===========

Financial Services:

Net rental/interest
 income:
  Interest on
   loans           $   417,850  $   567,549  $   877,085  $ 1,230,771
  Rental income        496,239      813,563    1,031,088    1,529,022
  Interest/rental
   income from
   subsidiary          245,546      196,162      459,727      382,110
  Interest expense    (428,170)    (479,784)    (883,054)  (1,080,492)
                    -----------  -----------  -----------  -----------
    Total net
     rental/
     interest
     income            731,465    1,097,490    1,484,846    2,061,411
Other income:
  Other income           8,660       11,790       21,088       24,335
  Management fees
   from subsidiary           -            -            -      114,000
  Forgiveness of
   management fees
   from subsidiary           -     (114,000)           -     (114,000)
  Gain on sale of
   property                  -            -      769,424            -
                   ------------ ------------  ----------- ------------
    Total other
     income              8,660     (102,210)     790,512       24,335
Other expenses:
  Depreciation
   expense on
   leased
   properties           93,916      181,134      195,674      355,587
  Other operating
   expenses            333,291      390,171      687,064      804,670
  Income tax
   expense                   -            -      206,203            -
                   ------------ ------------  ----------- ------------
    Total other
     expenses          427,207      571,305    1,088,941    1,160,257
Preferred stock
 dividends expense     226,276      226,276      452,551      452,551
                    -----------  -----------  -----------  -----------
Net income         $    86,642  $   197,699  $   733,866  $   472,938
                    ===========  ===========  ===========  ===========

STATEMENTS OF
 OPERATIONS -
 COMBINED
------------------

Net (loss) income:

  Consumer
   Products        $(1,253,923) $(1,050,138) $(2,254,102) $(2,046,313)
  Financial
   Services             86,642      197,699      733,866      472,938
                    -----------  -----------  -----------  -----------
Net (loss) income
 available to
 common
 shareholders      $(1,167,281) $  (852,439) $(1,520,236) $(1,573,375)

(Loss) Earnings
 Per Share - Basic $     (0.31) $     (0.23) $     (0.41) $     (0.42)
(Loss) Earnings
 Per Share -
 Diluted           $     (0.31) $     (0.23) $     (0.41) $     (0.42)

Average shares
 outstanding -
 Basic               3,727,589    3,727,589    3,727,589    3,727,589
Average shares
 outstanding -
 Diluted             3,727,589    3,727,589    3,727,589    3,727,589


    CONTACT: The Middleton Doll Company
             George R. Schonath, 262-523-4300